W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES SENIOR EXECUTIVE APPOINTMENT

Greenville, WI, December 13, 2005--School Specialty (NASDAQ:SCHS). School Specialty Chief Executive Officer Dave Vander Zanden today announced the appointment of Steven Korte to the position of President, Education Publishing and Executive Vice President, School Specialty, Inc. Korte will report to Vander Zanden and his responsibilities will encompass the management of a group of SSI education companies focused on curriculum development and learning materials that are marketed directly to schools and sold through various retail channels. "We are pleased to have Steven join our School Specialty executive team," said Dave Vander Zanden. "He brings extensive experience in the education publishing industry to drive growth in our publishing brands."

School Specialty's August acquisition of Delta Education expanded publishing revenues and established an emphasis on direct to classroom sales of proprietary programs and resources. Korte commented on the new position, "The opportunity to build an education publishing group through organic growth and targeted acquisitions is an exciting responsibility. Leading a key strategic focus for School Specialty, Inc. is an intriguing challenge and will be accomplished through the talented and dedicated associates within the Education Publishing group."

Korte comes to School Specialty after serving the last two years as President and Chief Operating Officer of Delta Education LLC, the leading publisher of inquiry-based science education as well as heading Educators Publishing Service, a growing supplemental reading publisher. Prior to Delta, Korte was President of Harcourt Supplemental Publishers and before that headed Rigby Education over several years of significant market growth. He has over 25 years of teaching and publishing industry experience. Korte possesses a Master's degree from Seton Hall University and completed his Bachelor's work at Long Beach State University.

The School Specialty Education Publishing group is a division of School Specialty, Inc. and is comprised of School Specialty Publishing, Delta Education, Educators Publishing Service and Childcraft.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through each of their leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of their brands, visit www.schoolspecialty.com.